Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES SALE OF TRUST ASSETS

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, DECEMBER 18, 2007 - The Bank of New York Trust Company, N.A. (the “Trustee”) of Santa Fe Energy Trust (NYSE Symbol-SFF) announced today that it has completed the sale of all of the net profits royalties held by the Trust to Amen Properties, Inc. and certain other purchasers.  The aggregate price for the assets sold was approximately $51.5 million, after making adjustments pursuant to the purchase agreement.

Stifel, Nicolaus & Company, Incorporated served as financial advisor to the Trustee in connection with the transaction, and delivered an opinion to the Trustee that, as of the date of the opinion and subject to the assumptions and qualifications contained in the opinion, the consideration to be paid to the Trustee in its capacity as trustee of the Trust in connection with the transaction pursuant to the purchase agreement was fair to the Trust as the seller of the assets, from a financial point of view.

The Trustee intends to distribute the net proceeds of the sale (after deducting amounts necessary to pay all fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve, and subject to any post-closing adjustments under the purchase agreement) on February 29, 2008 to unitholders of record at the close of business on February 14, 2008.  This distribution will be made concurrently with the Trust’s distribution for the quarter ending December 31, 2007.

The United States Treasury book-entry securities representing stripped-interest coupons held by the Trustee as Custodian mature on February 15, 2008.  Unitholders of record at the close of business on February 14, 2008 will be entitled to receive the cash proceeds from the matured Treasury Obligations on deposit with the Custodian.  The cash proceeds will be distributed as promptly as practicable on or after February 15, 2008.

The Trust will be liquidated on February 15, 2008.  After that date the Trustee will continue to act as trustee of the trust estate until the trust estate has been finally distributed and the affairs of the Trust have been wound up.

The Trustee intends to instruct the Trust’s transfer agent to stop transfer of the Trust’s units immediately following the close of business on February 14, 2008 and intends to request that the New York Stock Exchange delist the units at that time.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422